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                         AGREEMENT AND PLAN OF MERGER


                         Dated as of October 20, 1999



                                     among



                    NUTRITION FOR LIFE INTERNATIONAL, INC.,
                            NL ACQUISITION COMPANY,



                                      and



                        ADVANCED NUTRACEUTICALS, INC.,
                       GREGORY PUSEY, AND BARRY C. LODER
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                         AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of October 20, 1999, among Nutrition For Life International, Inc., a Texas corporation ("NFLI"), NL Acquisition Company, a Delaware corporation ("Newco"), Advanced Nutraceuticals, Inc., a Delaware corporation ("ANI"), Gregory Pusey ("Pusey"), and Barry C. Loder ("Loder") (Pusey and Loder being referred to herein as the "Controlling Shareholders").

        WHEREAS, NFLI and ANI plan to enter into: (1) an agreement and plan of merger with Ash Corp., a Mississippi corporation ("Ash"), pursuant to which Ash will merge with a company that is currently a subsidiary of ANI and will become a wholly owned subsidiary of NFLI (the "Ash Agreement"); and (2) an agreement and plan of merger with Bactolac Pharmaceutical, Inc., a New York corporation ("Bactolac"), pursuant to which Bactolac will merge with a company that is currently a subsidiary of ANI and will become a wholly owned subsidiary of NFLI (the "Bactolac Agreement") (Ash and Bactolac being collectively referred to as the "Acquired Companies," and the Ash Agreement and the Bactolac Agreement being collectively referred to as the "Acquisition Agreements");

        WHEREAS, Newco will be a wholly owned subsidiary of NFLI;

        WHEREAS, the respective Boards of Directors of NFLI, Newco, and ANI, deem it advisable and in the best interest of each corporation and their respective stockholders that ANI merge with and into Newco pursuant to this Agreement;

        WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule or exhibit attached hereto and not otherwise defined shall have the following meanings for all purposes of this
Agreement:

        "Acquired Companies" has the meaning set forth in the second paragraph of this Agreement.

        "Acquired Party" means ANI.

        "Acquisition Agreements" has the meaning set forth in the second paragraph of this Agreement.

        "Ash" has the meaning set forth in the second paragraph of this Agreement.

        "Ash Agreement" has the meaning set forth in the second paragraph of this Agreement.

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        "ANI" has the meaning set forth in the first paragraph of this
Agreement.

        "Articles of Merger" shall mean those Articles or Certificates or Agreement of Merger with respect to the Merger substantially in the forms attached as Exhibit A hereto or with such other changes therein as may be required by applicable state laws.

        "ANI Disclosure Letter" shall mean the disclosure letter delivered by ANI and the Controlling Shareholders to NFLI and Newco concurrently with the execution and delivery of this Agreement by ANI and the Controlling Shareholders and all Schedules attached thereto.

        "ANI Stock" has the meaning set forth in Section ?.

        "Bactolac" has the meaning set forth in the second paragraph of this Agreement.

        "Bactolac Agreement" has the meaning set forth in the second paragraph of this Agreement.

        "Balance Sheet Date" shall mean September 30, 1999.

        "Business Day" shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which the United States federal government has a legal holiday.

        "Charter Documents" has the meaning set forth in Section 5.1.

        "Closing" has the meaning set forth in Section 4.

        "Closing Date" has the meaning set forth in Section 4.

        "Code" shall mean the Internal Revenue Code of 1986, as amended and all regulations and rules promulgated thereunder.

        "Controlling Shareholders" has the meaning set forth in the first paragraph of this Agreement.

        "Effective Time of the Merger" shall mean the time the Merger becomes effective as set forth in Section 1.2.

        "Environmental Laws" has the meaning set forth in Section 5.13.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Knowledge" shall mean with respect to NFLI, Newco, or ANI the knowledge of its directors or officers, which such persons would have had if he or she had conducted a reasonable inquiry into the relevant subject matter.

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        "Leased Real Property" has the meaning set forth in Section 5.16.

        "Loder" has the meaning set forth in the first paragraph of this Agreement.

        "Material Adverse Effect" has the meaning set forth in Section 5.1.

     "Material Contracts" has the meaning set forth in Section 5.15.

     "Material Documents" has the meaning set forth in Section 5.23.

     "Merger" means the merger of ANI with and into Newco pursuant to this Agreement.

     "Merger Consideration" has the meaning set forth in Section 2.1.

     "Newco" has the meaning set forth in the first paragraph of this Agreement.

     "Newco Charter Documents" has the meaning set forth in Section 6.1.

     "Newco Stock" means the common stock, par value $.001 per share, of Newco.

     "NFLI" has the meaning set forth in the first paragraph of this Agreement.

     "NFLI Common Stock" means the common stock, $.01 par value, of NFLI.

     "NFLI Preferred Stock" means the preferred stock, $.001 par value, of NFLI.

     "Owned Real Property" has the meaning set forth in Section 5.16.

     "Prohibited Activities" has the meaning set forth in Section 7.3.

     "Pusey" has the meaning set forth in the first paragraph of this Agreement.

     "Qualified Plans" has the meaning set forth in Section 5.20.

     "Real Property" has the meaning set forth in Section 5.16.

     "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

     "Schedule" means each Schedule attached to the ANI Disclosure Letter, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

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     "SEC" means the United States Securities and Exchange Commission.

     "Security Act" means the Securities Act of 1933, as amended.

     "Shareholders" means all of the holders of any issued and outstanding capital stock of ANI.

     "Surviving Corporation" shall mean Newco as the surviving party in the Merger.

     "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, ANI shall be merged with and into Newco at the Effective Time of the Merger. Following the Merger, the separate corporate existence of ANI shall cease and Newco shall continue as the Surviving Corporation.

     1.2 Effective Time Of The Merger. At the Closing, Newco and ANI shall file Articles of Merger in such form as is required by and executed in accordance with the relevant provisions of the corporate laws of the State of Delaware. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Delaware Secretary of State or at such subsequent time as Newco and ANI shall agree and as shall be specified in the Articles of Merger.

     1.3 Certificate Of Incorporation, Bylaws, Board Of Directors And Officers Of The Surviving Corporation.

          (i) The Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (ii) At the Effective Time of the Merger, the Bylaws as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

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          (iii) Directors and officers of Newco in office immediately prior to the Effective Time of the Merger, shall be the directors and officers, respectively, of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Effective Time of the Merger until his or her successor shall have been elected and shall have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

     1.4 Certain Information With Respect To The Capital Stock Of Newco and ANI. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Newco and ANI as of the date of this Agreement are as follows:

          (i) As of the date of this Agreement, the authorized and outstanding capital stock of Newco consists of 10,000 shares of common stock, $.001 par value of which 100 shares are issued and outstanding.

          (ii) As of the date of this Agreement, the authorized capital stock of ANI consists of 30,000,000 shares of common stock, $.001 par value, of which 2,028,000 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $.001 par value, of which no shares are issued and outstanding.

     1.5 Effect Of Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Newco shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of ANI shall be merged with and into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of ANI shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all and every other interest of or belonging to or due to Newco and ANI shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed.

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2.   CONVERSION OF STOCK

     2.1 Conversion Of ANI Stock. At the Effective Time of the Merger and without any action on the part of the holders of ANI Stock, all of the issued and outstanding capital stock of ANI (the "ANI Stock") shall be converted into the right to receive NFLI Preferred Stock which is convertible into 750,000 shares of NFLI Common Stock upon the approval of the stockholders of NFLI. A copy of the proposed Statement of Designation of the Series A Preferred Stock is attached as Exhibit 2.1. The aggregate liquidation preference will be calculated by multiplying 750,000 times the average closing price of the NFLI Common Stock for the five trading days which immediately precede the trading day before Closing. Each holder of ANI Stock prior to the Effective Time of the Merger shall receive such number of shares of NFLI Preferred Stock as is derived by the product of: (a) 75,000, times (b) the quotient of (x) the number of shares of ANI stock held by such holder, divided by (y) the number of issued and outstanding shares of ANI Stock prior to the Effective Time of the Merger.

     2.2 Effect Of Merger On Newco Stock. At the Effective Time of the Merger without any action on the part of the holders of Newco Stock, each share of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding as one share of Newco Stock.

3.   DELIVERY OF MERGER CONSIDERATION

     3.1 Exchange Procedure. At the Effective Time of the Merger the holders of the ANI Stock shall execute and deliver to Newco and NFLI the Representation Letter substantially in the form annexed hereto as Exhibit 3.1. Upon surrender of certificates representing the ANI Stock ("Certificates"), the holders of the ANI Stock shall receive such number of shares of NFLI Preferred Stock as constitute such holder's share of the Merger Consideration as determined pursuant to Section 2.1 hereto.

     3.2 Delivery Of Certificates. Each holder of ANI Stock shall deliver to Newco and NFLI at the Closing, or as soon thereafter as possible, the Certificates representing the shares of ANI Stock owned by him or her, duly endorsed in blank by the holder, or accompanied by blank stock powers. Each holder agrees promptly to cure any deficiencies with respect to the endorsement of his or her Certificates or other documents of conveyance with respect to such ANI Stock or with respect to the stock powers accompanying any ANI Stock. All shares of NFLI Common Stock issued upon conversion of shares of ANI Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to the ANI Stock. Until surrender as contemplated by this Section 3, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration.

4.   CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second

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business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Sections 8 and 9, unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Patton Boggs, L.L.P., 1660 Lincoln Street, Suite 1900, Denver, Colorado 80264, unless another place is agreed to in writing by the parties hereto.

5.   REPRESENTATIONS AND WARRANTIES OF ANI AND THE CONTROLLING SHAREHOLDERS

     ANI and the Controlling Shareholders jointly and severally represent and warrant that all of the following representations and warranties in this Section 5 are true at the date of this Agreement and shall be true at the time of Closing (without giving effect to the consummation of the transactions contemplated by the Acquisition Agreements).

     5.1 Due Organization. ANI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to carry on its business as it is now being conducted. ANI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as set forth on Schedule 5.1 to the ANI Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of ANI taken as a whole (as used herein with respect to ANI, or with respect to any other person, a "Material Adverse Effect"). Schedule 5.1 to the ANI Disclosure Letter sets forth the jurisdiction in which ANI is incorporated and contains a list of all jurisdictions in which ANI is authorized or qualified to do business. True, complete and correct copies of the Certificate of Incorporation and By-laws, each as amended, of ANI (the "Charter Documents") are all attached to Schedule 5.1 to the ANI Disclosure Letter. The stock records of ANI, as heretofore made available to Newco, are correct and complete in all material respects. There are no minutes or other records or proceedings in the possession of ANI which have not been made available to Newco, and all of such minutes or other records of proceedings are correct and complete in all respects.

     5.2 Authorization. The representatives of ANI executing this Agreement have the authority to enter into and bind ANI to the terms of this Agreement and ANI has the full legal right, power and authority to enter into this Agreement and the Merger, subject to any required approval of the shareholders and the Board of Directors of ANI.

     5.3 Capital Stock Of ANI. The authorized capital stock of ANI is as set forth in Section 1.4(ii). All of the issued and outstanding shares of the capital stock of ANI are owned by the holders in the amounts set forth in
Schedule 5.3 and further, except as set forth on Schedule 5.3 to the ANI Disclosure Letter, the shares owned by the Controlling Shareholders are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of ANI have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and

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beneficially by the holders listed and further, such shares were offered, issued, sold and delivered by ANI in compliance with all applicable state and Federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights of any past or present stockholder.

     5.4 Transactions In Capital Stock; Organization; Accounting. Except as set forth on Schedule 5.4 to the ANI Disclosure Letter, (i) ANI has not acquired any ANI Stock since its inception; (ii) no option, warrant, call, conversion right or commitment of any kind exists which obligates ANI to issue any of its authorized but unissued capital stock; (iii) ANI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iv) neither the voting stock structure of ANI nor the relative ownership of shares among any of its respective stockholders has been altered or changed in contemplation of the Merger.
Schedule 5.4 to the ANI Disclosure Letter also includes complete and accurate copies of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights to acquire shares of ANI's stock.

     5.5 No Bonus Shares. Except as set forth on Schedule 5.5 to the ANI Disclosure Letter, none of the shares of ANI Stock was issued pursuant to awards, grants or bonuses in contemplation of the Merger.

     5.6 Subsidiaries. Except as set forth on Schedule 5.6 to the ANI Disclosure Letter, ANI (i) has no subsidiaries and (ii) does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is ANI, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

     5.7 Predecessor Status; Etc. Set forth in Schedule 5.7 to the ANI Disclosure Letter is an accurate list of all names of all predecessor companies of ANI, including the names of any entities acquired by ANI (by stock purchase, merger or otherwise) or owned by ANI or from whom ANI previously acquired material assets, in any case, from the earliest date upon which any person acquired his or her stock in ANI. Except as disclosed on Schedule 5.7 to the ANI Disclosure Letter, ANI has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

     5.8 Spin-Off By ANI. Except as set forth on Schedule 5.8 to the ANI Disclosure Letter, there has not been any sale, spin-off or split-up of material assets of either ANI or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, ANI ("Affiliates") since its inception.

     5.9 Financial Statements. Schedule 5.9 to the ANI Disclosure Letter includes copies of the following financial statements (the "ANI Financial Statements") of ANI: ANI's audited Balance Sheets as of December 31, 1997 and 1998 and audited Statements of Operations, Shareholders' Equity and Cash Flows for each of the fiscal years ended December 31, 1997 and

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1998, unaudited Balance Sheet as of September 30, 1999 and unaudited Statement of Operations, Shareholders' Equity and Cash Flows for the nine month period ended September 30, 1999 (September 30, 1999 being hereinafter referred to as the "Balance Sheet Date"). Such ANI Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 5.9 to the ANI Disclosure Letter). Except as set forth on Schedule 5.9 to the ANI Disclosure Letter, such Balance Sheets present fairly in all material respects the financial position of ANI as of the dates indicated thereon, and such Statements of Operations, Shareholders' Equity and Cash Flows present fairly in all material respects the results of operations for the periods indicated thereon.

     5.10 Liabilities And Obligations. Schedule 5.10 to the ANI Disclosure Letter includes accurate lists as of the Balance Sheet Date of (i) all material liabilities of ANI which are not reflected on the Balance Sheet of ANI at the Balance Sheet Date or otherwise reflected in the ANI Financial Statements at the Balance Sheet Date which by their nature would be required in accordance with GAAP to be reflected in the Balance Sheet, and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Except as set forth on Schedule 5.10 to the ANI Disclosure Letter, since the Balance Sheet Date ANI has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. Schedule 5.10 to the ANI Disclosure Letter also includes, in the case of those contingent liabilities related to pending or threatened litigation, or other liabilities which are not fixed or otherwise accrued or reserved, a good faith and reasonable estimate of the maximum amount which ANI reasonably expects will be payable. For each such contingent liability or liability for which the amount is not fixed or is contested, ANI has provided to Newco the following information:

          (a) A summary description of the liability together with the following:

                (i)   copies of all relevant documentation relating thereto;

                (ii)  amounts claimed and any other action or relief sought; and

                (iii) name of claimant and all other parties to the claim, suit or proceeding;

          (b) The name of each court or agency before which such claim, suit or proceeding is pending; and

          (c)   The date such claim, suit or proceeding was instituted; and

          (d) A good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

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     5.11 Material Contracts And Commitments.

          (i) Schedule 5.11 to the ANI Disclosure Letter includes an accurate list as of or on the date hereof, of all material written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments relating to or in any way affecting the operation or ownership of the business of ANI (the "Material Contracts"), including but not limited, those of a type described below:

                (a) Any consulting agreement, employment agreement, change-in-control agreement, and collective bargaining arrangements with any labor union and any such agreements currently in negotiation or proposed;

                (b) Any contract for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000.

                (c) Any contract for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, machinery, equipment, parts or other property or services (except if such contract is made in the ordinary course of business and requires aggregate future payments of less than $25,000);

                (d) Any contract other than trade payables in the ordinary course of business relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

                (e) Any contract granting any person a lien on all or any part of the assets of ANI or any of its subsidiaries;

                (f) Any contract for the cleanup, abatement or other actions in connection with hazardous materials as defined under any Environmental Laws, the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

                (g) Any contract granting to any person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of ANI or any ANI Subsidiary;

                (h) Any contract with any agent, distributor or representative which is not terminable by ANI upon ninety calendar days' or less notice without penalty;

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                (i)   Any contract under which ANI is (1) a lessee or sublessee
of any machinery, equipment, vehicle or other tangible personal property, or (2) a lessor of any tangible personal property owned by ANI, in either case having an original value in excess of $25,000;

                (j) Any contract under which ANI has granted or received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment;

                (k)   Any contract concerning any Affiliates;

                (l) Any contract providing for the indemnification or holding harmless of any officer, director, employee or other person, other than as provided in the by-laws of ANI;

                (m) Any contract for purchase or sale by ANI or the granting of any options with respect to, or providing for any labor, services or materials (including brokerage or management services) involving any real property on which ANI conducts any aspect of its business involving aggregate future payments of more than $25,000;

                (n) Any contract limiting, restricting or prohibiting ANI from conducting business anywhere in the United States or elsewhere in the world;

                (o)   Any joint venture or partnership agreement;

                (p) Any lease, sublease or associated agreements relating to the property leased by ANI;

                (q) Any material contract requiring prior notice, consent or other approval upon a change of control in the equity ownership of ANI, which contracts shall be separately identified on Schedule 5.11 to the ANI Disclosure Letter;

                (r) Any other contract, whether or not made in the ordinary course of business, which involves future payments in excess of $25,000.

ANI has provided Newco a true and complete copy of each written Material Contract and a true and complete summary of each oral Material Contract, in each case including all amendments or other modifications thereto. Except as set forth on Schedule 5.11 to the ANI Disclosure Letter, each Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, ANI, and, to the Knowledge of ANI and the Controlling Shareholders, the other parties thereto, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth on Schedule 5.11 of the ANI Disclosure Letter, ANI has performed all obligations required to be performed by it as of the date hereof and will have performed all obligations required to be performed by it as of the Closing Date under each Material Contract and neither ANI, nor, to the Knowledge of ANI and the Controlling Shareholders, any other party to any Material Contract is in breach or

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default thereunder, and to the Knowledge of ANI and the Controlling
Shareholders, there exists no condition which would, with or without the lapse of time or the giving of notice, or both, constitute a breach or default thereunder. ANI has not been notified that any party to any Material Contract intends to cancel, terminate, not renew, or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

     5.12 Leased Real Property. ANI does not now, and has never, owned any right, title, or interest in any real property other than a leasehold interest.
Schedule 5.12 to the ANI Disclosure Letter is a correct and complete list, and a brief description of, all real property leased by ANI (the "Leased Real Property"), and all facilities thereon. Except as lessee of Leased Real Property, ANI is not a lessee under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which another person or entity has granted to ANI the right to use or occupy all or any portion of any real property.

          ANI has a valid leasehold interest in the Leased Real Property, in each case free and clear of all liens, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such Leased Real Property) other than (a) mortgages shown on the ANI Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) minor imperfections of title, such as utility and access easements that do not impair the intended use of the Leased Real Property, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of ANI, and zoning laws and other land use restrictions or restrictive covenants that do not materially impair the present use of the property subject thereto. The Leased Real Property constitutes all the real properties reflected on ANI Financial Statements or used or occupied by ANI in connection with its business or otherwise.

          With respect to the Leased Real Property, except as reflected on
Schedule 5.12 to the ANI Disclosure Letter:

          (i) ANI is in exclusive possession thereof and, to the Knowledge of ANI and the Controlling Shareholders, no easements, licenses or rights are necessary to conduct ANI=s business thereon in addition to those which exist as of the date hereof;

          (ii) To the Knowledge of ANI and the Controlling Shareholders, no portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Leased Real Property and there is no threatened condemnation or proceeding with respect thereto;

          (iii) To the Knowledge of ANI and the Controlling Shareholders (a) the buildings, plants, improvements, structures and fixtures at the Leased Real Property, including, without limitation, heating, ventilation and air conditioning systems, roofs, foundations and floors, are in good operating condition and repair; (b) the Leased Real Property is not in violation of any

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

health, safety, building, or environmental ordinances, laws, codes or regulations; nor has any notice of any claimed violation of any such ordinances, laws, codes or regulations been served on ANI;

          (iv) The Leased Real Property is supplied with utilities and other third-party services, such as water, sewer, electricity, gas, roads, rail service and garbage collection, necessary for the current operation of ANI=s business, and such Leased Real Property is, to the Knowledge of ANI and the Controlling Shareholders, maintained in all material respects in accordance with all laws applicable to ANI or the Leased Real Property;

          (v) ANI is not a party to any written or oral agreement or undertaking with owners or users of properties adjacent to the Leased Real Property relating to the use, operation or maintenance of such facility or any adjacent Leased Real Property;

          (vi) ANI is not a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which ANI has granted to any party or parties the right to use or occupy all or any portion of the Leased Real Property;

          (vii) To the extent that ANI has responsibility under the lease(s) for the Leased Real Property for compliance with the provisions of the ADA, to the Knowledge of ANI and the Controlling Shareholders, all alterations, rehabilitations, structures, or improvements in the Leased Real Property comply with the ADA;

          (viii) To the Knowledge of ANI and the Controlling Shareholders (a) there are no material defects in any improvements on or to the Leased Real Property; (b) the Leased Real Property is free from regulated quantities of asbestos; and (c) the Leased Real Property is free from flooding and leaks.

     5.13 Insurance. Schedule 5.13 to the ANI Disclosure Letter includes (i) an accurate list of all insurance policies carried by ANI for the past three years, and (ii) an accurate list of all insurance loss runs or workers compensation claims received for the past five policy years and complete copies of the foregoing items have been delivered to Newco. Such insurance policies evidence all of the insurance that ANI has been required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. All insurance policies for the current policy periods are in full force and effect and shall remain in full force and effect through the Closing Date. Since January 1, 1995, no insurance carried by ANI has been canceled by the insurer and ANI has not been denied coverage.

     5.14 Compensation; Employment Agreements; Organized Labor Matters. Schedule
5.14 to the ANI Disclosure Letter includes an accurate list of (i) all officers, directors and key employees of ANI, and (ii) all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date and the date hereof. ANI has provided to Newco true, complete and correct copies of any employment agreements for persons listed on Schedule 5.14 to the ANI Disclosure Letter. Since the Balance

Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices. Except as set forth on Schedule 5.14 to the ANI Disclosure Letter, (i) ANI is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of ANI are represented by any labor union or covered by any collective bargaining agreement, (iii) to the Knowledge of ANI and the Controlling Shareholders, no campaign to establish such representation is in progress and (iv) there is no pending or, to the Knowledge of ANI and the Controlling Shareholders, threatened labor dispute involving ANI and any group of its employees nor has ANI experienced any labor interruptions over the past three years. ANI believes its relationship with its employees to be good.

     5.15 Employee Benefit Plans. Schedule 5.15 to the ANI Disclosure Letter sets forth all employee benefit plans of ANI, including all employment agreements and other agreements or arrangements containing "golden parachute" or
other similar provisions, and deferred compensation agreements.   ANI has
delivered to Newco true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 5.15 to the ANI Disclosure Letter, ANI does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor has ANI any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. ANI has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 5.15 to the ANI Disclosure Letter, nor is ANI required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the ANI's employees. All accrued contribution obligations of ANI with respect to any plan listed on Schedule 5.15 to the ANI Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the balance sheet of the ANI as of the Balance Sheet Date.

     5.16 Compliance With ERISA. All plans listed on Schedule 5.15 to the ANI Disclosure Letter that are intended to qualify (the "Qualified Plans") under
Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 5.15 to the ANI Disclosure Letter. Except as disclosed on Schedule 5.16 to the ANI Disclosure Letter, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of
Schedule 5.15 to the ANI Disclosure Letter. None of the stockholders has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed in

Schedule 5.15 to the ANI Disclosure Letter has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and ANI has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. ANI and the Controlling Shareholders further represent that:

          (i) There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

          (ii) No plan listed in Schedule 5.15 to the ANI Disclosure Letter, subject to the provisions of Title IV of ERISA, has been terminated;

          (iii) There have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in
Schedule 5.19 to the ANI Disclosure Letter;

          (iv)  ANI has not incurred liability under Section 4062 of ERISA; and

          (v) No circumstances exist pursuant to which ANI could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than ANI that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes ANI.

     5.17 Conformity With Law; Litigation.

          (i) Except to the extent set forth on Schedule 5.17 to the ANI Disclosure Letter, ANI is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect.

          (ii) Except as set forth on Schedule 5.17 to the ANI Disclosure Letter (which shall disclose the parties to, nature of and relief sought for each matter to be disclosed), other than collection actions by ANI in the ordinary course of business on its own behalf, none of which is greater than $10,000 and which in the aggregate do not exceed $25,000:

                (a) There is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of ANI and the Controlling Shareholders, threatened against ANI, or with respect to any Employee Plan, or any fiduciary of any such plan (or pending or, to the Knowledge of ANI and the Controlling Shareholders, threatened against any of the officers, directors or employees of ANI with respect to the business or currently proposed business activities of ANI, or to which ANI is otherwise a party, or which may have or is likely to have a Material Adverse Effect, before any court, or before any governmental authority, department, commission, bureau, agency or other governmental department or arbitrator (collectively, AClaims@), nor, to the Knowledge of ANI and the Controlling Shareholders is there any basis for any such Claims.

                (b) ANI is not subject to any unsatisfied or continuing judgment, order or decree of any court or governmental authority, and to the Knowledge of ANI and the Controlling Shareholders, ANI is not otherwise exposed, from a legal standpoint, to any liability or disadvantage which could have a Material Adverse Effect. Schedule 5.17 to the ANI Disclosure Letter sets forth all closed litigation matters to which ANI was a party during the preceding five years, the dates such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

     5.18 Taxes. ANI has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date; and except as set forth on Schedule 5.18 to the ANI Disclosure Letter, there are no examinations in progress or claims against any of them for federal, state and other Taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for taxes, whether pending or threatened, has been received. All Taxes, including interest and penalties (whether or not shown on any tax return) owed by ANI, any member of an affiliated or consolidated group which includes or included ANI, or with respect to any payment made or deemed made by ANI herein have been paid. The amounts shown as accruals for Taxes on the ANI Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of ANI for the last three fiscal years, are attached as
Schedule 5.18 to the ANI Disclosure Letter.

     5.19 No Violations. ANI is not in violation of any of its Charter Documents. Neither ANI nor, to the Knowledge of ANI and the Controlling Shareholders, any other party thereto, is in default under any lease, instrument, agreement, license, or permit set forth on the Schedules to the ANI Disclosure Letter, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in Schedule 5.19 to the ANI Disclosure Letter, (a) the rights and benefits of ANI under the Material Documents will not be adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation of, or breach of, or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule
5.19 to the ANI Disclosure Letter, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule
5.19 to the ANI Disclosure Letter, none of the Material Documents prohibits the use or publication by ANI or Newco of the name of any other party to such Material

Document, and none of the Material Documents prohibits or restricts ANI from freely providing services to any other customer or potential customer of ANI or Newco.

     5.20 Business Activity. Except as set forth on Schedule 5.20 to the ANI Disclosure Letter, ANI has never manufactured, marketed, sold, or licensed any products to the public, and has not otherwise provided goods or services to any other person or business.

     5.21 Absence Of Changes. Since the Balance Sheet Date, except as set forth on Schedule 5.21 to the ANI Disclosure Letter, there has not been:

           (i) Any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of ANI;

           (ii) Any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of ANI;

           (iii) Any change in the authorized capital of ANI or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

           (iv) Any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of ANI;

           (v) Any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by ANI to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

           (vi) Any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of ANI;

           (vii) Any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of ANI to any person, including, without limitation, any of the stockholders and their affiliates;

           (viii) Any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the ANI, including without limitation any indebtedness or obligation of any stockholder or any affiliate thereof;

           (ix) Any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of ANI or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

           (x) Any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of ANI=s business;

           (xi)   Any waiver of any material rights or claims of ANI;

           (xii) Any amendment or termination of any Material Documents or other right to which ANI is a party;

           (xiii) Any transaction by ANI outside the ordinary course of its business;

           (xiv) Any cancellation or termination of a Material Contract with a customer or client prior to the scheduled termination date; or

           (xv) Any other distribution of property or assets by ANI other than in the ordinary course of business.

     5.22 Deposit Accounts; Powers Of Attorney. Schedule 5.22 to the ANI Disclosure Letter includes an accurate list as of the date of the Agreement of:
(i) the name of each financial institution in which ANI has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and account number; and (iv) the name of each person authorized to draw thereon or have access thereto. Schedule 5.22 to the ANI Disclosure Letter also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from ANI and a description of the terms of such power.

     5.23 Validity Of Obligations. The execution and delivery of this Agreement by ANI and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of ANI and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of ANI.

     5.24 Relations With Governments. Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $10,000 per year for each year in which the stockholders have been stockholders of ANI, ANI has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause ANI to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect. If political contributions made by ANI have exceeded $10,000 per year for each year in which any person has been a stockholder of ANI, each contribution in the amount of $5,000 or more is described on Schedule 5.24 to the ANI Disclosure Letter.

     5.25 Disclosure. This Agreement, including the Exhibits and ANI Disclosure Letter and the Schedules thereto, together with the other information furnished to NFLI, ANI and Newco by ANI in connection herewith, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

     5.26 Prohibited Activities. Except as set forth on Schedule 5.26 to the ANI Disclosure Letter, ANI has not, between the Balance Sheet Date and the date hereof, taken any of the actions (Prohibited Activities) set forth in Section 7.3.

     5.27 Authorization Of Controlling Shareholders. The Controlling Shareholders have the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their obligations under this Agreement. This Agreement, upon its execution and delivery by the Controlling Shareholders (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of the Controlling Shareholders, enforceable against the Controlling Shareholders in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.28 No Conflicts. The execution, delivery and performance of this Agreement by the Controlling Shareholders and the consummation by the Controlling Shareholders of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which any Controlling Shareholder is a party or by which any Controlling Shareholder or any Controlling Shareholder's shares are bound, or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over any Controlling Shareholder or the property of any Controlling Shareholder.

     5.29 Restrictions On Transfer Of the Merger Consideration Under Securities Laws.

           (i) Each of the Controlling Shareholders understands and agrees that the shares of NFLI Common Stock that the Controlling Shareholders will acquire in the Merger have not been registered under the Securities Act and that, accordingly, such shares will not be fully transferable except as permitted under various exemptions contained in the Securities Act or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act. Each of the Controlling Shareholders acknowledges that each Controlling Shareholder must bear the economic risk of his investment in such shares for an indefinite period of time as such shares have not been registered under the Securities Act and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available. Each of the Controlling Shareholders hereby represents and warrants that each Controlling Shareholder is an Accredited Investor as defined under Rule 501(a) of the Securities Act and is acquiring the shares in the Merger for investment purposes only, for each Controlling Shareholder=s own account, and not as nominee or agent for any other person, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

           (ii) Each of the Controlling Shareholders understands and agrees that the certificate evidencing the shares of NFLI Common Stock he will acquire in the Merger, and each instrument or certificate issued in transfer thereof, will bear substantially the following legend:

      THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
           UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IF THE SECURITIES ARE TO BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION THE CORPORATION MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND WILL NOT VIOLATE SUCH ACT OR ANY OTHER APPLICABLE SECURITIES LAWS.

           (iii) Each of the Controlling Shareholders consents to a notation on the records of NFLI and its transfer agent in order to implement the restrictions on transfer set forth in this Section 5.29.

     5.30 Advice Of Counsel. Each of the Controlling Shareholders acknowledges that each of the Controlling Shareholders has been advised to and has had the opportunity to obtain advice from independent counsel with respect to this Agreement to the extent each of the Controlling Shareholders desired to do so. Each of the Controlling Shareholders is not relying on any representations, except those set forth herein, or advice from NFLI or Newco, or any of their respective officers, directors, attorneys or other representatives regarding this Agreement, its content or effect. In particular, the Controlling Shareholders, individually, and on behalf of ANI, acknowledge that Kochman & Piper, P.C. and Patton Boggs, LLP, have not represented them or ANI and they have not relied on their advice.

6.   REPRESENTATIONS OF NFLI AND NEWCO

     NFLI and Newco represent and warrant that all of the following representations and warranties in this Section 6 are true at the date of this Agreement and shall be true at the time of Closing.

     6.1 Due Organization. Each of NFLI and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to carry on its business as it is now being conducted. Each of NFLI and Newco is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of NFLI and Newco taken as a whole (as used herein with respect to NFLI and Newco, or with respect to any other person, a "Material Adverse Effect"). True, complete and correct copies of the Certificate of Incorporation and Bylaws, each as amended of NFLI (the "NFLI Charter Documents") and Newco (the "Newco Charter Documents") have been provided to ANI.

     6.2 Authorization. The representatives of each of NFLI and Newco executing this Agreement have the authority to enter into and bind each respective corporation to the terms of this Agreement, subject to any required approval of the Board of Directors of NFLI and the shareholders and Board of Directors of Newco.

     6.3 Capital Stock Of Newco. The authorized capital stock of Newco is as set forth in Section 1.4. All of the issued and outstanding shares of the capital stock of Newco have been duly authorized and validly issued, are fully paid and nonassessable, and further, such shares were offered, issued, sold and delivered by Newco in compliance with all applicable state and Federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of any preemptive rights of any past or present stockholder.

     6.4 Capital Stock Of NFLI. The authorized capital stock of NFLI consists of 20,000,000 shares of NFLI Common Stock of which 5,808,595 shares are issued and outstanding, and 1,000,000 shares of NFLI Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NFLI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of June 30, 1999, 585,000 shares of NFLI Common Stock were reserved for issuance upon the exercise of stock options, 811,103 shares of NFLI Common Stock were reserved for issuance upon the exercise of certain warrants, and 79,000 shares of NFLI Common Stock were held by NFLI in its treasury.

     6.5 No Violations. Each of NFLI and Newco is not in violation of any of its Charter Documents. Neither NFLI nor Newco, to the Knowledge of NFLI and Newco, is in default under any material lease, instrument, agreement, license, or permit; and, (a) the rights and benefits of NFLI and Newco under such documents will not be adversely affected by the transactions contemplated hereby, and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation of, or breach of, or constitute a default under, any of the terms or provisions of such documents. None of such documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

     6.6   SEC Filings; Financial Statements.

           (i) NFLI has filed all forms, reports and documents required to be filed with the SEC and has made available to ANI and the Shareholders (a) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1998 and 1997, (b) its Quarterly Reports on 10-Q for the periods ended December 31, 1998, March 31, 1999 and June 30, 1999, and (c) all proxy statements relating to NFLI=s meetings of shareholders held since January 1, 1998 (collectively, the "NFLI SEC Reports"). To the knowledge of NFLI, the NFLI SEC Reports (a) were prepared in all material respects in accordance with the requirements of the Exchange Act, as in effect on the date such NFLI SEC Reports were filed, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (ii) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the NFLI SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of NFLI and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

7.   COVENANTS PRIOR TO CLOSING.

     7.1   Access And Cooperation; Due Diligence.

           (a) Between the date of this Agreement and the Closing Date, ANI will afford to the officers and authorized representatives of NFLI and Newco access to all of ANI's sites, properties, books and records and will furnish NFLI and Newco such additional financial and operating data and other information as to the business and properties of ANI as NFLI and Newco may from time to time reasonably request. ANI will cooperate with NFLI and Newco, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the Merger.

           (b) Between the date of this Agreement and the Closing Date, NFLI and Newco will afford to the officers and authorized representatives of ANI access to all of NFLI and Newco's sites, properties, books and records and will furnish ANI such additional financial and operating data and other information as to the business and properties of NFLI and Newco as ANI may from time to time reasonably request. NFLI and Newco will cooperate with ANI, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the Merger.

     7.2 Conduct Of Business Pending Closing. Between the date of this Agreement and the Closing, ANI will, except as set forth on Schedule 7.2 to the ANI Disclosure Letter:

           (i) Carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

           (ii) Maintain its respective properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

           (iii) Perform in all material respects all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

           (iv) Use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

           (v) Use its reasonable efforts to maintain and preserve its business organization intact, retain its present key employees and maintain its relationships with suppliers, customers and others having business relations with it;

           (vi) Maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

           (vii) Maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the Knowledge and consent of Newco (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of Newco if such replacement instruments are on terms at least as favorable to ANI as the instruments being replaced; and

           (viii) Maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

     7.3 Prohibited Activities. Between the date hereof and the Closing Date, ANI will not, without the prior written consent of Newco, engage in any of the following (the AProhibited Activities@), except in connection with the consummation of the transactions contemplated by this Agreement or the Acquisition Agreements:

           (i)    Make any change in its Charter Documents;

           (ii) Issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule 5.4 to the ANI Disclosure Letter;

           (iii) Declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

           (iv) Enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) and involves an amount not in excess of $25,000;

           (v) Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $25,000 necessary or desirable for the conduct of the businesses of ANI, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule 5.10 and/or 5.11 to the ANI Disclosure Letter;

           (vi) Sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

           (vii) Negotiate for the acquisition of any business or the start-up of any new business;

           (viii) Merge or consolidate or agree to merge or consolidate with or into any other corporation;

           (ix) Waive any material rights or claims of ANI, provided that ANI may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 5.11 to the ANI Disclosure Letter unless specifically listed thereon;

           (x) Commit a breach or amend or terminate any Material Documents or right of ANI; or

           (xi) Enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

     7.4 No Shop. Except as contemplated by this Agreement or the Acquisition Agreements, or except as otherwise permitted by NFLI, neither ANI, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly: (i) solicit or initiate the submission of proposals or offers from any person for; (ii) participate in any discussions pertaining to; or (iii) furnish any information to any person other than NFLI and Newco or their authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, ANI or a merger, consolidation or business combination of ANI. Except as contemplated by this Agreement or the Acquisition Agreements, or except as otherwise permitted by NFLI, ANI and the Controlling Shareholders shall not, and the Controlling Shareholders shall not permit ANI to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any person other than NFLI, ANI or Newco, and their respective representatives, with a view to engaging, or preparing to engage, that person with respect to any matters referenced in this
Section 7.4. Except as contemplated by this Agreement or the Acquisition Agreements, or except as otherwise permitted by NFLI, the Controlling Shareholders shall insure that ANI shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so.

     7.5 Notice To Bargaining Agents. Prior to the Closing Date, ANI shall satisfy any requirement for notice of the transactions contemplated by this Agreement under any applicable collective bargaining agreements, and shall provide Newco written proof that any required notice has been sent.

     7.6 Notification Of Certain Matters. ANI shall give prompt notice to Newco of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of ANI contained herein or in the ANI Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of ANI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. Newco shall give prompt notice to ANI of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Newco contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.6 shall not be deemed to (i) modify the representations or warranties of the party delivering such notice, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7 Cooperation. ANI shall furnish or cause to be furnished to NFLI and Newco all of the information concerning ANI required to reasonably inform prospective lenders and investors of NFLI and Newco who are interested in financing the Merger, and will cooperate with NFLI in the preparation of a Report on Form 8-K for filing with the SEC (including audited and unaudited financial statements of ANI, prepared in accordance with GAAP, in form suitable for inclusion in the Report on Form 8-K).

     7.8 Final Financial Statements. ANI shall provide to NFLI and Newco prior to the Closing Date, the unaudited consolidated balance sheets of ANI as of the end of all months following the Balance Sheet Date, and the unaudited consolidated statement of income, cash flows and retained earnings for all months ended after the Balance Sheet Date, disclosing no material adverse change in the financial condition or the results of its operations from the financial statements as of the Balance Sheet Date. Such financial statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein). Except as noted in such financial statements, all of such financial statements will present fairly the results of operations for the periods indicated therein.

     7.9 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents, or to take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF ANI

     The obligations of ANI with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     8.1 Representations And Warranties; Performance Of Obligations. All representations and warranties of NFLI and Newco contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by NFLI and Newco on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by the President of each of NFLI and Newco shall have been delivered to ANI.

     8.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to ANI and its counsel.

     8.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of ANI as a result of which the management of ANI deems it inadvisable to proceed with the transactions hereunder.

     8.4 Consents And Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of ANI as a result of which ANI deems it inadvisable to proceed with the transactions hereunder.

     8.5 Good Standing Certificates. Newco shall have delivered to ANI a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Secretary of State of its state of incorporation that Newco is in good standing and that all state franchise and/or income tax returns and taxes for Newco for all periods prior to the Closing have been filed and paid.

     8.6 No Material Adverse Change. No event or circumstance shall have occurred with respect to NFLI or Newco which would constitute a Material Adverse Effect.

     8.7 Officer's Certificate. ANI shall have received a certificate or certificates, dated the Closing Date and signed by the President of each of NFLI and Newco, certifying the truth and correctness of attached copies of their respective Articles of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the boards of directors and the stockholders (if required) adopting this Agreement.

     8.8 Incumbency Certificate And Other Documents. ANI shall have received an incumbency certificate or certificates, dated the Closing Date and signed by the Secretary of each of NFLI and Newco, certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 8 and such additional supporting documentation and other information with respect to the Merger as ANI or its counsel may reasonably request.

     8.9 Approvals; Appraisal Rights. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Board of Directors of NFLI, the Board of Directors and the shareholders of Newco, and the Shareholders of ANI, in accordance with applicable law. No more than holders of five percent (5%) of the issued and outstanding shares of ANI shall be entitled to appraisal rights.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF NFLI AND NEWCO. The obligations of NFLI and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     9.1 Representations And Warranties; Performance Of Obligations. All the representations and warranties of ANI and the Controlling Shareholders contained in this Agreement and in the ANI Disclosure Letter shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by ANI on or before the Closing Date shall have been duly performed or complied with in all material respects; and ANI shall have delivered to Newco certificates dated the Closing Date and signed by the President of ANI to the foregoing effect.

     9.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Newco and its counsel.

     9.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of NFLI or Newco as a result of which the management of NFLI or Newco deems it inadvisable to proceed with the transactions hereunder.

     9.4 Consents And Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of NFLI or Newco as a result of which NFLI or Newco deems it inadvisable to proceed with the transactions hereunder.

     9.5 Good Standing Certificates. ANI shall have delivered to NFLI and Newco a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Secretary of State of its state of incorporation that ANI is in good standing and that all state franchise and/or income tax returns and taxes for ANI for all periods prior to the Closing have been filed and paid.

     9.6 No Material Adverse Change. No event or circumstance shall have occurred with respect to ANI which would constitute a Material Adverse Effect.

     9.7 Officer=s Certificate. NFLI and Newco shall have received a certificate, dated the Closing Date and signed by the President of ANI, certifying the truth and correctness of attached copies of ANI=s Articles of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the board of directors and the stockholders of ANI adopting this Agreement.

     9.8 Incumbency Certificates And Other Documents. NFLI and Newco shall have received an incumbency certificate, dated the Closing Date and signed by the Secretary of ANI certifying the name, titles and signatures of the officers authorized to execute the documents referred to in this Section 9 and such additional supporting documentation and other information with respect to the Merger as NFLI or Newco or their counsel may reasonably request.

     9.9 Financing. NFLI and Newco shall have received from third parties financing in amounts sufficient for them to complete the Merger and the other acquisitions disclosed to ANI as well as to provide working capital in amounts deemed reasonably sufficient by NFLI and Newco.

     9.10 Other Agreements. NFLI and Newco shall have received from the shareholders of ANI Representation Letters substantially in the form attached as
Exhibit 3.1.

     9.11 Approvals; Appraisal Rights. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Board of Directors of NFLI, the Board of Directors and the shareholders of Newco, and the Shareholders of ANI, in accordance with applicable law. No more than holders of five percent (5%) of the issued and outstanding shares of ANI shall be entitled to appraisal rights.

     9.12 Payment of Indebtedness. The Controlling Shareholders shall have paid all indebtedness owing by the Controlling Shareholders to ANI. NFLI and Newco shall have received from the Controlling Shareholders releases substantially in the form attached as Exhibit 9.12.

10.  ADDITIONAL AGREEMENTS

     10.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof

     10.2 Public Announcements. ANI and Newco shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to (i) insure that all press releases and other public statements with respect to this Agreement or the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law, to consult with each other and provide each other a reasonable opportunity to review and comment before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     10.3 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, common, proper or advisable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Controlling Shareholders, ANI, NFLI or Newco, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

     10.4 Employment Agreements. Newco and each of Pusey and Loder shall enter into an employment agreement mutually satisfactory to the parties as soon as possible after the Closing, to be effective as of the effective Time of the Merger.

11.  TERMINATION OF AGREEMENT

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

           (i)  By mutual consent of all of the parties hereto;

           (ii) By ANI, on the one hand, or by Newco on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by November 15, 1999, unless the failure of such transactions to be consummated is due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

           (iii) By ANI, on the one hand, or by Newco, on the other hand, if a material breach of the representations or a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date or by ANI, if the conditions set forth in Section 8 hereof have not been satisfied or waived as of the Closing Date, or by Newco, if the conditions set forth in Section 9 hereof have not been satisfied or waived as of the Closing Date.

     11.2 Liabilities In Event Of Termination. Termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement or in the Schedules delivered by such party, including, but not limited to, legal and audit costs and out of pocket expenses.

12.  INDEMNIFICATION.

     12.1 Indemnification By NFLI And NEWCO. NFLI and Newco, jointly and severally, agree to indemnify and hold harmless the Controlling Shareholders against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys= fees and other expenses of investigation and defense of any claims or actions), directly or indirectly resulting from, relating to or arising out of: (i) any breach of any covenant, agreement, warranty or representation of NFLI or Newco contained in this Agreement, (ii) any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement, but only if the misstatement relates to information concerning NFLI, Newco or their operations, or (iii) the omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning NFLI, Newco or their operations.

     12.2  Indemnification by the Controlling Shareholders.   The Controlling
Shareholders, jointly and severally, agree to indemnify and hold harmless NFLI, Newco and the officers, directors, employees and agents of NFLI, and Newco (other than the Controlling Shareholders or any Shareholder), against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys= fees and other expenses of investigation and defense of any claims or actions) directly or indirectly resulting from, relating to or arising out of: (i) any breach of any covenant, agreement, warranty or representation of the Controlling Shareholders contained in this Agreement, (ii) any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement, but only if the misstatement relates to information concerning ANI or its operations or the Controlling Shareholders, or (iii) the omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning ANI or its operations or the Controlling Shareholders.

     12.3 Indemnification Notice. Should any party (the "Indemnified Party") suffer any loss, damage or expense for which another party (the "Indemnifying Party") is obligated to indemnify and hold such Indemnified Party harmless pursuant to this Section 12 of this Agreement, the following shall apply: If an Indemnified Party intends to exercise its right to indemnification provided in this Section 12, such Indemnified Party shall notify each Indemnifying Party in writing of such Indemnified Party=s intention to do so and the facts or circumstances giving rise to the claim (the "Indemnification Claim"). An Indemnification Claim, at the option of the Indemnified Party, may be asserted as soon as any situation, event or occurrence has been noticed by the Indemnified Party regardless of whether actual harm has been suffered or out-of-pocket expenses incurred. During the period of 15 days after notice by the Indemnified Party, each Indemnifying Party shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of the Indemnified Party. If the Indemnifying Parties are unwilling or unable to cure the defect giving rise to the Indemnification Claim during the 15-day period, the Indemnified Party shall thereafter be entitled to indemnification as provided in this Section 12.

     12.4 Matters Involving Third Parties. If any third party shall notify any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Section 12, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing. Provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from any adverse consequences the Indemnified Party may suffer resulting from or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be withheld unreasonably.

13.  GENERAL PROVISIONS

     13.1 Survival Of Representations, Warranties And Agreements. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the date three years after the Closing Date except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled); provided, however, that the representations and warranties of ANI shall not survive the

Closing. No action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 13.7 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 13.1 for such representation, warranty, covenant or agreement.

     13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     13.3 Entire Agreement. This Agreement and any attachments hereto, the ANI Disclosure letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties, acting through their respective officers or trustees, duly authorized by their respective Boards of Directors.

     13.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     13.5 Brokers And Agents. Except as provided in Schedule 13.5, each party represents and warrants that it employed no broker or agent in connection with this transaction.

     13.6 Expenses. Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents; provided, however, that the fees of independent auditors to audit ANI=s financial statements shall be paid by NFLI.

     13.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the 5th business day following the date of mailing if delivered by registered or certified mail, return receipt
requested, postage prepaid.   All notices hereunder shall be delivered as set
forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

           (a)  If to Newco or NFLI to:

                Nutrition For Life International, Inc.
                9101 Jameel
                Houston, Texas  77040
                Facsimile No.:  (713) 895-8927
                Attention:  David Bertrand, President

                NL Acquisition Company
                9101 Jameel
                Houston, Texas  77040
                Facsimile No.:  (713) 895-8927
                Attention:  David Bertrand, President

                with a copy to:

                Kochman & Piper, P.C.
                11 Greenway Plaza; Suite 2806
                Houston, Texas  77046
                Facsimile No.:  (713) 871-2495
                Attention:  David S. Piper, Esq.

           (b)  If to ANI to:

                Advanced Nutraceuticals, Inc.
                2715 Bissonnet, Suite 303
                Houston, Texas  77005
                Facsimile:  (713) 874-1443
                Attention:  Gregory Pusey, President

Any notices to any Controlling Shareholder shall be sent to the address set forth for such Controlling Shareholder set forth on the Shareholder Signature Page.

     13.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas.

     13.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     13.10 Exercise Of Rights And Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     13.11 Time.  Time is of the essence with respect to this Agreement.

     13.12 Reformation And Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     13.13 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     13.14 Captions; Construction. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof. This Agreement has been fully reviewed and negotiated by the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against any party under any rule of construction or otherwise.

     13.15 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NUTRITION FOR LIFE INTERNATIONAL, INC.


By:
Name:
Title:

NL ACQUISITION COMPANY


By:
Name:
Title:

ADVANCED NUTRACEUTICALS, INC.


By:
Name:
Title:

                           SHAREHOLDER SIGNATURE PAGE
                        TO AGREEMENT AND PLAN OF MERGER



[Signature of Shareholder]

Date:

Name and Address of Shareholder for Notice: